Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the ADSs of Acorn International, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated: August 26, 2016

/s/ Ritsuko Hattori-Roche
Ritsuko Hattori-Roche

Bireme Limited

By:	/s/ Ritsuko Hattori-Roche
Name:	Ritsuko Hattori-Roche
Title:	Director

Catalonia Holdings LTD

By: CS Directors Limited, as director

By:	/s/ Richard Kearsey
Name:	Richard Kearsey
Title:	Director